SOURCE CAPITAL, INC.

RESULTS OF ANNUAL MEETING

Following is a list of matters voted upon and the results of those votes cast at the annual meeting of shareholders held May 4, 2009:

1. With respect to the election of four directors by the holders of Common
Stock, $1.00 par value, and election of two directors by the holders of $2.40
Cumulative Preferred Stock, $3.00 par value:

Common
Eric S. Ende                    Votes For: 6,241,088  Votes Withheld: 179,703
Thomas P. Merrick          Votes For: 6,238,578  Votes Withheld: 179,703
David Rees                      Votes For: 6,260,738  Votes Withheld: 179,703
Lawrence J. Sheehan       Votes For: 6,226,340  Votes Withheld: 179,703

Preferred
Willard H. Altman, Jr.     Votes For: 1,337,767  Votes Withheld: 58,119
Paul G. Schloemer           Votes For: 1,340,129  Votes Withheld: 58,119

With respect to the continuation of the current Investment Advisory
Agreement by the  holders of Common Stock, $.00 par value and the holders of $2.40 Cumulative Preferred Stock, $3.00 par value (voting together as a single class):  7,451,646 shares voted for the proposal; 178,608 shares voted against; and 188,187 shares abstained.